EXHIBIT 99.1

PRESS RELEASE

                                                                                              Contact:
                                                                                             Trisha Tuntland
                                                                                            Director of Investor Relations
                                                                                            Cabot Microelectronics Corporation
                                                                                               (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS RESULTS
FOR FIRST QUARTER OF FISCAL 2016
•	Revenue of $100.4 Million Reflects Soft Industry Demand, as Expected
•	GAAP Gross Profit Margin of 50.0 Percent of Revenue; Non-GAAP 51.6 Percent
•	GAAP Earnings Per Share of 46 Cents; Non-GAAP 56 Cents
•	NexPlanar Integration on Schedule
•	As Previously Announced, Initiated Quarterly Cash Dividend Program and Increased Share Repurchase Authorization

AURORA, IL, January 28, 2016 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2016, which ended December 31, 2015.

During the first fiscal quarter, total revenue was $100.4 million, reflecting continued soft semiconductor industry demand, and including a partial quarter benefit of the company's acquisition of NexPlanar Corporation, a supplier of advanced CMP pad solutions, which was completed on October 22, 2015.  The company achieved a gross profit margin of 50.0 percent of revenue in the first fiscal quarter; non-GAAP gross profit margin was 51.6 percent of revenue, excluding NexPlanar acquisition-related costs and amortization expense, which is 70 basis points higher than in the same quarter last year.  The company recorded diluted earnings per share of $0.46 for the first fiscal quarter; non-GAAP diluted earnings per share were $0.56, excluding the referenced costs related to the acquisition.  As of December 31, 2015, the company's balance sheet reflected a cash balance of $218.1 million and $161.9 million of debt outstanding.

As announced on January 7, 2016, the company's Board of Directors authorized the initiation of a dividend program under which the company intends to pay regular quarterly cash dividends on its common stock.  The company's Board declared an initial quarterly cash dividend of $0.18 per share payable on or about April 15, 2016 to shareholders of record at the close of business on March 17, 2016.  The $0.18 dividend would represent an annualized amount of approximately $18 million.  The Board also authorized an increase in the company's existing share repurchase program to $150 million, from the approximately $75 million that was available as of December 31, 2015.

"We are pleased with our solid start to fiscal 2016, within a soft semiconductor industry and challenging macro-economic environment, and including the impact of our recent acquisition of NexPlanar," said David Li, President and CEO of Cabot Microelectronics.  "During the quarter, we made progress on a number of our strategic initiatives, including advancing the integration of NexPlanar into our CMP consumables business.  Customer reactions to our expanded pad product offering have been extremely positive, and we believe that this acquisition will accelerate growth in our pads product area and contribute to meaningful profitable growth for our company.  In addition, during the quarter we continued the transformation of our dielectrics slurry product portfolio.  We continue to broadly commercialize our new family of innovative dielectrics slurry products, which we believe offer our customers much higher performance through significantly lower defectivity, at a much lower cost.  We expect this dielectrics transformation will be another driver of profitable growth for our company over the next several years."

Mr. Li continued, "Over the years, our strong cash flow has enabled us to execute our growth and investment strategies while also generating cash well in excess of our operational needs.  We are delighted to have recently announced the initiation of a quarterly dividend, coupled with an expanded share repurchase program.  Both of these demonstrate our confidence in our future cash generation capabilities as well as our continued commitment to distributing capital to shareholders.  This dividend initiation represents another element of our well balanced capital deployment strategy."

Key Financial Information

Total first fiscal quarter revenue of $100.4 million represents a decrease of 10.3 percent compared to the same quarter last year.  Revenue from the company's CMP pads grew 19.9 percent year-over-year, and includes a partial quarter benefit of $4.0 million from NexPlanar; revenue from all other major product areas decreased.  The decrease reflects continued softness in demand within the global semiconductor industry, continued soft demand for PCs, and competitive dynamics within dielectrics and data storage applications, all of which the company has previously disclosed.  Foreign exchange effects reduced revenue by $1.4 million, primarily due to the weaker Korean won and Japanese yen versus the U.S. dollar.

Gross profit, expressed as a percentage of revenue, was 50.0 percent this quarter, which includes $0.7 million of NexPlanar acquisition-related costs and $0.9 million of amortization expense.  Excluding these costs, non-GAAP gross profit was 51.6 percent of revenue, which is 70 basis points higher than the 50.9 percent of revenue reported in the same quarter a year ago.  Other factors impacting gross profit this quarter compared to last year include a higher valued product mix, lower logistics costs and costs related to raw material quality, partially offset by lower sales volume.  The company's full fiscal year GAAP gross profit guidance range of 49 to 51 percent of revenue, including NexPlanar, remains unchanged.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $35.8 million in the first fiscal quarter, including $2.1 million of NexPlanar acquisition-related costs and $0.4 million of amortization expense.  Operating expenses were $1.4 million higher than the $34.4 million reported in the same quarter a year ago, reflecting costs related to the acquisition, partially offset by the absence of costs associated with certain executive officer transitions that occurred in the same quarter last year, and lower staffing related costs, including incentive compensation costs.  The company is lowering its full fiscal year guidance range for operating expenses to $141 million to $145 million, including NexPlanar; this is $2 million lower than the company's prior guidance range of $143 million to $147 million.

Net income for the quarter was $11.3 million, or $13.9 million on a non-GAAP basis, excluding the referenced costs related to the NexPlanar acquisition, down from $19.9 million reported in the same quarter last year.  Net income was lower than in the same quarter last year, primarily due to lower revenue, and costs related to the acquisition.

Diluted earnings per share were $0.46 this quarter, or $0.56 on a non-GAAP basis, excluding the referenced costs related to the acquisition, compared to the record level of $0.80 reported in the first quarter of fiscal 2015.

During the first fiscal quarter, the company purchased $10.0 million of stock under its share repurchase program.  Over the last twelve years, the company has distributed approximately $695 million to its shareholders, approximately $345 million through share repurchases, and nearly $350 million in 2012 through a leveraged recapitalization with a special cash dividend.  The company's key priorities of its balanced capital deployment strategy include funding organic growth opportunities, dividends, share repurchases, and acquisition opportunities in closely-related areas.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410.  Callers outside the U.S. can dial (973) 638-3236.  The conference code for the call is 15926250.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission:  gross profit margin, net income and diluted earnings per share excluding the effects of NexPlanar acquisition-related costs and amortization expense.  The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP.  These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations.  Specifically, the company believes the NexPlanar acquisition-related costs and amortization expense are not indicative of its core operating results, and thus presents its gross profit margin, net income and diluted earnings per share excluding these costs.  The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP.  A reconciliation table of GAAP to non-GAAP financial measures, including gross profit percentage, net income and diluted earnings per share, is contained in this press release.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,100 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic factors and international events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of or investment in other entities, including NexPlanar; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2015, filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2015	2015	2014

Revenue	$100,369	$100,137	$111,934

Cost of goods sold	50,174	48,115	54,960

Gross profit	50,195	52,022	56,974

Operating expenses:

Research, development & technical	14,828	14,856	15,018

Selling & marketing	6,749	5,763	7,639

General & administrative	14,263	13,553	11,751

Total operating expenses	35,840	34,172	34,408

Operating income	14,355	17,850	22,566

Interest expense	1,167	1,494	906

Other income, net	190	116	1,057

Income before income taxes	13,378	16,472	22,717

Provision for income taxes	2,069	3,939	2,801

Net income	$11,309	$12,533	$19,916

Income available to common shareholders	$11,182	$12,372	$19,685

Basic earnings per share	$0.46	$0.51	$0.83

Weighted average basic shares outstanding	24,142	24,144	23,651

Diluted earnings per share	$0.46	$0.50	$0.80

Weighted average diluted shares outstanding	24,549	24,583	24,486

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2015	2015
ASSETS:

Current assets:
Cash and cash equivalents	$218,118	$354,190
Accounts receivable, net	54,998	49,405
Inventories, net	76,179	70,678
Other current assets	15,163	20,235
Total current assets	364,458	494,508

Property, plant and equipment, net	101,537	93,743
Other long-term assets	190,690	72,223
Total assets	$656,685	$660,474

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$13,802	$15,448
Current portion of long-term debt	8,750	8,750
Accrued expenses, income taxes payable and other current liabilities	29,464	36,446
Total current liabilities	52,016	60,644

Long-term debt, net of current portion	153,125	155,313
Other long-term liabilities	15,432	15,553
Total liabilities	220,573	231,510

Stockholders' equity	436,112	428,964
Total liabilities and stockholders' equity	$656,685	$660,474

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
Gross Profit as a Percentage of Revenue, Net Income and Diluted Earnings Per Share
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot Microelectronics Corporation press release dated January 28, 2016.

	Three Months Ended December 31, 2015

	U.S. GAAP	Adjustments	Non-GAAP
Gross profit	$50,195	1,591	$51,786
Gross profit as a percentage of revenue (1)	50.0%		51.6%

Net income (2)	$11,309	$2,597	$13,906

Diluted earnings per share (3)	$0.46	$0.10	$0.56

(1)
Non-GAAP gross profit as a percentage of revenue excludes $706 of NexPlanar acquisition-related costs and $885 of NexPlanar amortization expense.  Acquisition-related costs include the fair value markup of NexPlanar inventory sold and post-acquisition employee severance.

(2)
Non-GAAP net income excludes the items mentioned above in (1) plus $2,074 of NexPlanar acquisition-related costs and $362 of NexPlanar amortization expense recorded in operating expenses.  The $2,074 in acquisition-related costs include share-based compensation expense for certain unvested NexPlanar stock options settled in cash at the date of acquisition, post-acquisition employee severance, share-based compensation expense for accelerated vesting of certain replacement stock options, and professional fees incurred directly related to the acquisition. These adjustments are partially offset by a $1,430 related increase in the provision for income taxes.

(3)	Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income.